FOR IMMEDIATE RELEASE

Date:	July 17, 2014
Contacts:	Kevin McPhaill, President/COO, or Ken Taylor, EVP/CFO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

Sierra Bancorp Announces Agreement to Acquire Santa Clara Valley Bank, N.A. of Santa Paula, CA.

Sierra Bancorp (NASDAQ: BSRR), the holding company of Bank of the Sierra, announced the signing of a definitive agreement to acquire Santa Clara Valley Bank, N.A. (OTC: SCVE) of Santa Paula, California for aggregate cash consideration of $15.3 million. The consideration consists of $12.3 million or $6.00 per share to common shareholders and cash consideration of $3.0 million to preferred shareholders to retire outstanding preferred stock and associated warrants. Included in the $12.3 million consideration, Sierra will pay $700,000 to cash out existing in-the-money warrants.

James C. Holly, Chief Executive Officer of Sierra Bancorp, commented, “This is an exciting opportunity for Bank of the Sierra. The Santa Clara Valley is a strong agricultural region in close proximity to our primary market, the Southern San Joaquin Valley. The market is very similar to the region we already serve and this opportunity is a natural extension for us. In addition beyond the Santa Clara Valley, we believe that we can serve the commercial and residential communities of Ventura, Oxnard and Santa Clarita” Mr. Holly added, “We look forward to welcoming Santa Clara Valley Bank’s customers and employees to Bank of the Sierra.”

The consideration per share represents approximately 109% of Santa Clara Valley Bank’s tangible book value as of March 31, 2014. Sierra Bancorp expects the acquisition to be immediately accretive to earnings per share, and will yield a tangible book value earnback of less than 3.5 years and an IRR in excess of 20%.

Kevin J. McPhaill, President and Chief Operating Officer of Sierra Bancorp, said, “This transaction is positive for our shareholders. The cash consideration allows us to leverage our existing capital and we believe this opportunity will enable us to further deploy our capital via lending opportunities in the Santa Clara Valley and the surrounding communities.”

Sierra Bancorp Announces Acquisition

July 17, 2014

Leslie Cornejo, Chair of Santa Clara Valley Bank, expressed her support for the transaction, commenting that, “it not only provides high value to the shareholders, it also ensures a high quality community bank is here to support our customers.”  President and CEO Cheryl L. Knight added that “Bank of Sierra shares a common corporate and customer service culture with Santa Clara Valley Bank; our customers should expect to receive the same excellent and personal service to which they are accustomed.” She explained that, “Bank of Sierra is large enough to offer a wide variety of products and services, but small enough to remain a community bank dedicated to serving its customers and communities.  This transaction should also preserve many local jobs.”

The boards of Sierra Bancorp and Santa Clara Valley Bank unanimously approved the transaction, which is subject to customary conditions of closing including required regulatory approvals and approval by the shareholders of Santa Clara Valley Bank. At June 30, 2014, Sierra Bancorp had approximately $1.5 billion in assets and twenty five branch offices, an online branch, a real estate industries center, an agricultural credit center, and an SBA center in the Central California region.

Advisors

Sierra Bancorp was advised in the transaction by Keefe, Bruyette & Woods, a Stifel Company, as financial advisor and King, Holmes, Paterno & Berliner, LLP as legal counsel. Santa Clara Valley Bank, N.A. was advised by MJ Capital Partners, LLC as financial advisor and Horgan, Rosen, Beckham & Coren, LLP as legal counsel.

About Santa Clara Valley Bank, N.A.

Founded in 1998, SCVE offers banking services to individuals, professionals and small business clients throughout the Santa Clara Valley, the greater Ventura County region and the Santa Clarita Valley. As of March 31, 2014, Santa Clara Valley Bank, N.A. operated three branches in addition to its headquarters in Santa Paula and had approximately $127 million in assets, $63 million in gross loans, $105 million in deposits, and $11 million in total common equity.

About Sierra Bancorp

Sierra Bancorp (NASDAQ: BSRR) is a publicly-traded company with approximately $1.5 billion in assets headquartered in Porterville, California that operates primarily through Bank of the Sierra (the Bank). The Bank is a multi-community financial institution that offers a full range of retail and commercial banking services, primarily in the central and southern sections of the San Joaquin Valley. Sierra Bancorp specializes in agricultural lending and works with many of the businesses in that region. Since opening for business in January 1978, the Company has grown to be the largest independent bank headquartered in the South San Joaquin Valley. More information about Sierra Bancorp can be found on its website at www.sierrabancorp.com and more information about Bank of the Sierra can be found on its website at www.bankofthesierra.com.

Sierra Bancorp Announces Acquisition

July 17, 2014

Forward-Looking Statements

This press release contains forward-looking statements concerning Sierra Bancorp and Bank of the Sierra and their operations, performance, financial conditions and likelihood of success. All statements other than statements of historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements about the timing and likelihood of the consummation of the acquisitions, shareholder approvals, regulatory approvals and the successful integration of their employees and customers, as well as statements that anticipate these events, are forward looking in nature. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond Sierra Bancorp’s control. Forward-looking statements speak only as of the date made, and we don’t undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Among other things, our ability to obtain regulatory approval and our ability to retain the assets and customers related to these acquisitions, and our ability to realize the benefits expected from these transactions, may be limited due to future risks and uncertainties including, but not limited to, changes in general economic conditions that impact our markets and our business, actions by the Federal Reserve affecting monetary and fiscal policy, regulatory and legislative actions that may constrain our ability to do business, and the competitive environment. A discussion of the factors that we recognize to pose risk to the achievement of our business goals and our operational and financial objectives more generally is contained in Sierra Bancorp’s Annual Report on Form 10-K for the period ended December 31, 2013. These factors are updated from time to time in our filings with the Securities and Exchange Commission, and readers of this release are cautioned to review these disclosures in conjunction with the discussions herein.

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